Exhibit 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054

Tel. (973) 386-9696    Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES APPOINTMENT OF DON C. BELL AS A
NEW BOARD MEMBER

NEWS RELEASE

Contact: Robert Censullo

(973) 386-9696

Friday, June 13, 2014

Wireless Telecom Group, Inc. (NYSE MKT:WTT) announced today that on June 11, 2014 its Board of Directors appointed Don C. Bell to serve as a member of the Company’s Board. Mr. Bell will also serve as a member of the Board’s Compensation Committee.

Don Bell is a technology entrepreneur and investor. Since 2011, Mr. Bell has been a private investor. From 2007 until 2011, Mr. Bell served as the Owner and President of Tidal Research, an Internet advertising company he founded. During the ten years prior to launching Tidal Research, Mr. Bell was a senior executive with two portfolio companies of Goldman Sachs Capital Partners (IPC Systems and Clearwire), and a member of the Investment Banking Division of Goldman Sachs Group. Mr. Bell recently served as a Director of NTS Communications from December 2012 through the June 2014 acquisition of the company by Tower Three Partners. Mr. Bell holds an MBA in Finance from the Wharton School, University of Pennsylvania, and a BA in Classics from St. John’s College.

Paul Genova, CEO of Wireless Telecom Group, Inc., commented, “We are pleased to have Don as a member of our Board. He comes to us with a strong strategic background and brings valuable past experience as an executive and director. We look forward to Don’s contribution to the Board as the Company continues its efforts to build shareholder value.”

Forward-Looking Statements

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including its efforts to build shareholder value. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Further information regarding risks and uncertainties that could affect the Company’s results are identified in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013.

About Wireless Telecom Group, Inc.

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab and Noisecom brands. Its complementary suite of high performance components and instruments includes RF combiners and broadband combiner boxes for in-building distributed antenna systems deployments (DAS), RF power splitters and diplexers, hybrid couplers, peak power meters, signal analyzers, noise modules, precision noise generators. The Company serves both commercial and government markets including, WiFi, WiMAX, satellite, cable, radar, avionics and medical technologies and industries. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support. Wireless Telecom Group’s website address is http://www.wtcom.com.